EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated August 4, 2022, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Second Quarter 2022 Earnings
August 4, 2022, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (“REIT”), announced its operating results for the quarter ended June 30, 2022 (“2022 Quarter”). Total revenue for the 2022 Quarter increased to $60.3 million from $60.0 million for the quarter ended June 30, 2021 (“2021 Quarter”). Net income increased to $17.0 million for the 2022 Quarter from $16.1 million for the 2021 Quarter primarily due to (a) higher capitalized interest ($0.8 million), primarily due to the Twinbrook Quarter development project, (b) higher base rent at The Waycroft ($0.5 million), (c) lower depreciation and amortization of lease costs ($0.3 million), (d) higher parking income, net of expenses ($0.2 million) and (e) higher base rent, exclusive of The Waycroft ($0.2 million), partially offset by (f) higher general and administrative costs ($0.7 million) and (g) higher credit losses on operating lease receivables and corresponding reserves, net (collectively, $0.4 million). Net income available to common stockholders increased to $10.2 million ($0.43 per diluted share) for the 2022 Quarter from $9.9 million ($0.42 per diluted share) for the 2021 Quarter.
Same property revenue increased $0.3 million (0.5%) and same property operating income increased $0.2 million (0.3%) for the 2022 Quarter compared to the 2021 Quarter. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of lease costs, (c) general and administrative expenses and (d) change in fair value of derivatives minus (e) gains on sale of property and (f) the results of properties not in operation for the entirety of the comparable periods. Shopping Center same property operating income for the 2022 Quarter totaled $33.9 million, a $0.2 million increase from the 2021 Quarter. Mixed-Use same property operating income totaled $11.6 million, a $0.1 million decrease from the 2021 Quarter. Reconciliations of (a) total revenue to same property revenue and (b) net income to same property operating income are attached to this press release.
As of June 30, 2022, 92.6% of the commercial portfolio was leased, compared to 92.5% at June 30, 2021. On a same property basis, 92.6% of the commercial portfolio was leased as of June 30, 2022, compared to 92.5% at June 30, 2021. As of June 30, 2022, the residential portfolio was 98.1% leased compared to 98.4% at June 30, 2021.
For the six months ended June 30, 2022 (“2022 Period”), total revenue increased to $122.4 million from $118.7 million for the six months ended June 30, 2021 (“2021 Period”). Net income increased to $34.5 million for the 2022 Period from $28.9 million for the 2021 Period. The increase in net income was primarily due to (a) higher capitalized interest ($1.9 million), primarily due to the Twinbrook Quarter development project, (b) higher base rent at The Waycroft ($1.4 million), (c) lower credit losses on operating lease receivables and corresponding reserves, net (collectively, $0.8 million), (d) lower depreciation and amortization of lease costs ($0.7 million), (e) higher base rent, exclusive of The Waycroft ($0.5 million), and (f) higher parking income, net of expenses ($0.4 million), partially offset by (g) higher general and administrative costs ($0.8 million). Net income available to common stockholders increased to $20.8 million ($0.87 per diluted share) for the 2022 Period compared to $17.4 million ($0.74 per diluted share) for the 2021 Period.
Same property revenue increased $3.7 million (3.1%) and same property operating income increased $3.1 million (3.6%) for the 2022 Period, compared to the 2021 Period. Shopping Center same property operating income increased $1.9 million (2.8%) and mixed-use same property operating income increased $1.3 million (5.9%). Shopping Center same property operating income increased primarily due to (a) lower credit losses on operating lease receivables and corresponding reserves, net (collectively, $0.8 million), (b) higher base rent ($0.8 million) and (c) higher percentage rent ($0.3 million). Mixed-use same property operating income increased primarily due to (a) higher base rent ($1.1 million) and (b) higher parking income, net of expenses ($0.4 million), partially offset by (c) lower recovery income, net of expenses ($0.4 million).
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $26.6 million ($0.80 and $0.78 per basic and diluted share, respectively) in the 2022 Quarter compared to $26.0 million ($0.82 and $0.79 per basic and diluted share, respectively) in the 2021 Quarter. FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. The increase in FFO available to common stockholders and noncontrolling interests was primarily the result of (a) higher capitalized interest ($0.8 million), primarily due to the Twinbrook Quarter development project,

www.SaulCenters.com

(b) higher base rent at The Waycroft ($0.5 million), (c) higher parking income, net of expenses ($0.2 million), and (d) higher base rent, exclusive of The Waycroft ($0.2 million), partially offset by (e) higher general and administrative costs ($0.7 million) and (f) higher credit losses on operating lease receivables and corresponding reserves, net (collectively, $0.4 million).
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and the impact of preferred stock redemptions) increased to $53.6 million ($1.61 and $1.58 per basic and diluted share, respectively) in the 2022 Period from $48.7 million ($1.54 and $1.50 per basic and diluted share, respectively) in the 2021 Period. FFO available to common stockholders and noncontrolling interests increased primarily due to (a) higher capitalized interest ($1.9 million), primarily due to the Twinbrook Quarter development project, (b) higher base rent at The Waycroft ($1.4 million), (c) lower credit losses on operating lease receivables and corresponding reserves, net (collectively, $0.8 million), (d) higher base rent, exclusive of The Waycroft ($0.5 million), and (e) higher parking income, net of expenses ($0.4 million), partially offset by (f) higher general and administrative costs ($0.8 million).
Significant uncertainty remains around the long-term economic impact of the COVID-19 pandemic, which could have a material and adverse effect on or cause disruption to our business or financial condition, results from operations, cash flows and the market value and trading price of our securities.
As of July 31, 2022, payments by tenants of contractual base rent and operating expense and real estate tax recoveries totaled approximately 99% for the 2022 Quarter. For additional discussion of how the COVID-19 pandemic has impacted the Company's business, please see Part 1, Item 2 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.
The following table summarizes the Company's consolidated total collections of the 2022 first and second quarter rent billings as of July 31, 2022:

	Retail	Office	Residential	Total
2022 First Quarter	99%	100%	100%	99%
2022 Second Quarter	98%	100%	100%	99%

Although we are and will continue to be actively engaged in rent collection efforts related to uncollected rent, and we continue to work with certain tenants who have requested rent deferrals, we can provide no assurance that such efforts or our efforts in future periods will be successful. As of June 30, 2022, approximately 78% of the amount of rent deferred, or approximately $7.1 million, has come due. Of the amount that has come due, $6.9 million, or approximately 97%, has been paid.
Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 61 properties which includes (a) 50 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.8 million square feet of leasable area and (b) four land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Carlos L. Heard
    (301) 986-7737

www.SaulCenters.com

Safe Harbor Statement
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on (i) Form 10-K for the year ended December 31, 2021 and (ii) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and (xiii) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in (i) our Annual Report on Form 10-K for the year ended December 31, 2021 and (ii) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

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Saul Centers, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share amounts)	June 30, 2022	December 31, 2021
Assets
Real estate investments
Land	$511,529	$511,529
Buildings and equipment	1,573,896	1,566,686
Construction in progress	260,141	205,911
	2,345,566	2,284,126
Accumulated depreciation	(671,754)	(650,113)
	1,673,812	1,634,013
Cash and cash equivalents	11,167	14,594
Accounts receivable and accrued income, net	55,543	58,659
Deferred leasing costs, net	22,770	24,005
Other assets	19,194	15,490
Total assets	$1,782,486	$1,746,761
Liabilities
Notes payable, net	$888,404	$941,456
Revolving credit facility payable, net	177,554	103,167
Term loan facility payable, net	99,307	99,233
Accounts payable, accrued expenses and other liabilities	42,002	25,558
Deferred income	22,751	25,188
Dividends and distributions payable	22,437	21,672
Total liabilities	1,252,455	1,216,274
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 42,000,000 shares authorized, 23,987,778 and 23,840,471 shares issued and outstanding, respectively	240	238
Additional paid-in capital	444,496	436,609
Partnership units in escrow	39,650	39,650
Distributions in excess of accumulated net income	(263,444)	(256,448)
Total Saul Centers, Inc. equity	405,942	405,049
Noncontrolling interests	124,089	125,438
Total equity	530,031	530,487
Total liabilities and equity	$1,782,486	$1,746,761

Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	(unaudited)		(unaudited)
Rental revenue	$59,134	$58,818	$119,814	$116,575
Other	1,159	1,186	2,623	2,154
Total revenue	60,293	60,004	122,437	118,729
Expenses
Property operating expenses	7,641	7,524	17,179	16,210
Real estate taxes	7,156	7,138	14,574	14,967
Interest expense, net and amortization of deferred debt costs	10,457	11,657	21,059	23,646
Depreciation and amortization of lease costs	12,377	12,637	24,704	25,385
General and administrative	5,665	4,929	10,433	9,607
Total expenses	43,296	43,885	87,949	89,815
Net Income	16,997	16,119	34,488	28,914
Noncontrolling interests
Income attributable to noncontrolling interests	(3,981)	(3,373)	(8,107)	(5,906)
Net income attributable to Saul Centers, Inc.	13,016	12,746	26,381	23,008
Preferred stock dividends	(2,799)	(2,799)	(5,597)	(5,597)
Net income available to common stockholders	$10,217	$9,947	$20,784	$17,411
Per share net income available to common stockholders
Basic and diluted	$0.43	$0.42	$0.87	$0.74

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2022	2021	2022	2021
Net income	$16,997	$16,119	$34,488	$28,914
Add:
Real estate depreciation and amortization	12,377	12,637	24,704	25,385
FFO	29,374	28,756	59,192	54,299
Subtract:
Preferred stock dividends	(2,799)	(2,799)	(5,597)	(5,597)
FFO available to common stockholders and noncontrolling interests	$26,575	$25,957	$53,595	$48,702
Weighted average shares and units:
Basic	33,256	31,591	33,210	31,542
Diluted (2)	33,981	33,008	33,933	32,487
Basic FFO per share available to common stockholders and noncontrolling interests	$0.80	$0.82	$1.61	$1.54
Diluted FFO per share available to common stockholders and noncontrolling interests	$0.78	$0.79	$1.58	$1.50

(1)    The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.
(2)    Beginning March 5, 2021, fully diluted shares and units includes 1,416,071 limited partnership units that were held in escrow related to the contribution of Twinbrook Quarter. Half of the units held in escrow were released on October 18, 2021. The remaining units held in escrow are scheduled to be released on October 18, 2023.

Reconciliation of revenue to same property revenue (3)
(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Total revenue	$60,293	$60,004	$122,437	$118,729
Less: Acquisitions, dispositions and development properties	—	—	—	—
Total same property revenue	$60,293	$60,004	$122,437	$118,729

Shopping Centers	$42,038	$42,006	$86,137	$84,451
Mixed-Use properties	18,255	17,998	36,300	34,278
Total same property revenue	$60,293	$60,004	$122,437	$118,729

Total Shopping Center revenue	$42,038	$42,006	$86,137	$84,451
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center revenue	$42,038	$42,006	$86,137	$84,451

Total Mixed-Use property revenue	$18,255	$17,998	$36,300	$34,278
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	—	—
Total same Mixed-Use property revenue	$18,255	$17,998	$36,300	$34,278

(3)     Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Reconciliation of net income to same property operating income (4)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
	(unaudited)		(unaudited)
Net income	$16,997	$16,119	$34,488	$28,914
Add: Interest expense, net and amortization of deferred debt costs	10,457	11,657	21,059	23,646
Add: Depreciation and amortization of lease costs	12,377	12,637	24,704	25,385
Add: General and administrative	5,665	4,929	10,433	9,607
Property operating income	45,496	45,342	90,684	87,552
Less: Acquisitions, dispositions and development properties	—	—	—	—
Total same property operating income	$45,496	$45,342	$90,684	$87,552

Shopping Centers	$33,854	$33,635	$67,861	$66,004
Mixed-Use properties	11,642	11,707	22,823	21,548
Total same property operating income	$45,496	$45,342	$90,684	$87,552

Shopping Center operating income	$33,854	$33,635	$67,861	$66,004
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center operating income	$33,854	$33,635	$67,861	$66,004

Mixed-Use property operating income	$11,642	$11,707	$22,823	$21,548
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	—	—
Total same Mixed-Use property operating income	$11,642	$11,707	$22,823	$21,548

(4) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.